UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2016

MANNING & NAPIER, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35355	45-2609100
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

290 Woodcliff Drive, Fairport, New York 14450

(Address of principal executive offices and zip code)

(585) 325-6880

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 28, 2016, the Board of Directors (the “Board”) of Manning & Napier, Inc. (the “Company”) appointed Geoffrey Rosenberger to fill a position on the Board, which was left vacant upon the departure of Richard Hurwitz on December 31, 2015. Mr. Rosenberger currently manages his personal holding company, Lily Pond Ventures, LLC. He started his career with Manning & Napier Advisors, LLC (“MNA”) in 1976 and went on to become a co-founder of Clover Capital Management, Inc. in 1984. Mr. Rosenberger holds a B.S. in Economics as well as an M.B.A., both from the University of Kentucky. Mr. Rosenberger is a Chartered Financial Analyst.

Mr. Rosenberger’s daughter, Kasey Rosenberger, is employed as a junior research analyst at MNA. Ms. Rosenberger has been employed by MNA since 2009 and her 2015 compensation, including salary and bonus, was approximately $200,000.

There is no arrangement or understanding between Mr. Rosenberger and any other person pursuant to which Mr. Rosenberger was selected as a director. Mr. Rosenberger does not have any family relationship with any director, executive officer or person nominated or chosen by the Company to become a director or an executive officer. The Board has determined that Mr. Rosenberger is an independent director under applicable New York Stock Exchange (“NYSE”) rules. Mr. Rosenberger will serve on the Nominating and Corporate Governance, Compensation, and Audit Committees.

A copy of the press release announcing Mr. Rosenberger’s appointment is attached hereto as Exhibit 99 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit

99	Press Release issued by Manning & Napier, Inc. on March 31, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Manning & Napier, Inc.

Date: March 31, 2016	By:	/s/ Patrick Cunningham
	Name:	Patrick Cunningham
	Title:	Chief Executive Officer